Exhibit 23

                          Independent Auditors' Consent


Plan Administrator
Balchem Corporation 401(k)/
    Profit Sharing Plan:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-78355) of Balchem Corporation of our report dated June 6, 2001, relating to the statements of net assets available for plan benefits of the Balchem Corporation 401(k)/Profit Sharing Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedules, included in this annual report on Form 11-K.


                                          /s/ KPMG LLP

Short Hills, New Jersey
June 26, 2001